Exhibit-99.IND PUB ACCT

EXHIBIT (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On December 9, 2020, the Audit Committee of the Board of Trustees approved the engagement of BBD, LLP ("BBD") to serve as the independent registered public accounting firm for each Fund for the fiscal year ending January 31, 2021, in replacement of Tait Weller & Baker LLP ("Tait") which served previously as the independent registered public accounting firm for the Funds. Having been notified of the Audit Committee's intention to make this change, Tait resigned as the independent registered public accounting firm of the Funds.

The reports of Tait on the financial statements of the Funds as of and for the fiscal year ended January 31, 2019 and January 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended December 9, 2020: (i) there were no disagreements between the registrant and Tait on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of any of the Funds for such years or interim period; and (ii) there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years of the Funds ended January 31, 2019 and January 31, 2020, and during the subsequent interim period ended December 9, 2020, neither the registrant, nor anyone acting on its behalf, consulted with BBD on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds' financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that Tait furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Tait agrees with the above statements. A copy of the letter from Tait to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

April 1, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Yorktown Growth Fund, Yorktown Capital Income Fund, Yorktown Multi-Asset Income Fund, Yorktown Short Term Bond Fund, Yorktown Master Allocation Fund and Yorktown Small Cap Fund, each a series of American Pension Investors Trust

Commission File Number 811-04262

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the American Pension Investors Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about April 5, 2021, captioned “Change in Independent Auditor.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/Tait, Weller & Baker LLP

cc: Mr. Charles D. Foster, Chief Financial Officer

American Pension Investors Trust

2303 Yorktown Avenue

Lynchburg, Virginia 24501